Exhibit 99.1

[SEMCO ENERGY LOGO] 1411 Third Street PO BOX 5004 Port Huron, MI 48061-5004	NEWS RELEASE

FOR IMMEDIATE RELEASE

Analysts Contact: Thomas Connelly
Director of Treasury and Investor Relations
Phone: 248-458-6163

Media Contact: Timothy Lubbers
Director of Marketing and Corporate Communications
Phone: 810-887-4208

SEMCO ENERGY REPORTS 2006 THIRD QUARTER AND
YEAR-TO-DATE RESULTS

PORT HURON, MI, November 6, 2006 - SEMCO ENERGY, Inc. (NYSE: SEN) today announced its financial results for the quarter and nine months ended September 30, 2006.

THIRD QUARTER RESULTS
The Company reported a net loss available to common shareholders of $6.5 million (or $0.18 per basic share and diluted share) for the quarter ended September 30, 2006, compared to a net loss available to common shareholders of $8.3 million (or $0.27 per basic share and diluted share) for the quarter ended September 30, 2005. The Company typically reports losses during the third quarter of each year due to the seasonal nature of its business and the current way in which it charges customers for service (or rate design). Under the Company’s current rate design, customers pay for service, in part, based on a consumption-based charge that produces higher revenues and the majority of the Company’s profits during the higher usage winter heating season.

The primary factors that contributed to the decrease in the net loss available to common shareholders for the third quarter of 2006 compared to the third quarter of 2005 were: (i) an increase in gas distribution margin; (ii) a decrease in financing-related costs; (iii) a decrease in property tax expense; and (iv) the reversal, during the third quarter of 2006, of a second quarter 2006 writedown of natural gas inventory due to changes in market factors. The impact of these items was partially offset by the inclusion in 2005 results of $0.5 million of income from discontinued operations related to a litigation settlement.
The increase in gas distribution margin, which decreased the third quarter 2006 net loss by approximately $0.5 million, was primarily due to an increase in the volume of gas sold due to the impact of colder temperatures and the addition of new customers, partially offset by conservation by customers. The decrease in financing-related costs decreased the third quarter of 2006 net loss by approximately $1.3 million, when compared to the third quarter of 2005. The decrease in property tax expense, which decreased the net loss for the third quarter of 2006 by approximately $0.3 million, was primarily the result of taxing jurisdictions in Michigan accepting the Company’s settlement offers related to outstanding property tax appeals. The adjustment in value of natural gas inventory decreased the 2006 net loss by approximately $0.3 million.

George A. Schreiber, Jr., Company President and Chief Executive Officer, said, “A loss for the quarter was expected, given the seasonal nature of our business under our current rate design. We are pleased that this net loss for the third quarter is $1.8 million lower than the net loss reported during the third quarter of 2005. The improvement was due to a number of factors, including, among other things, favorable temperatures during the third quarter of 2006, when compared to the third quarter of 2005, and strong customer growth in Alaska.” Schreiber continued: “We are diligent in managing both capital and operating costs and also mindful of maintaining a high level of customer service. The recent successful implementation of a new Customer Information System in Michigan should help us interact with customers more effectively and efficiently, particularly as both employees and customers become more familiar with the new system. Our strong financial liquidity position should help the Company meet the needs of our customers during the upcoming winter heating season.” Schreiber continued: “Looking ahead, the Company is actively pursuing the case it filed in May with the Michigan Public Service Commission. This filing tackles two significant topics - the Company’s need for increased revenues and the important issue of collecting those revenues in a way that gives us a reasonable opportunity to earn our authorized rate of return on equity. We are hopeful that the parties in the case and, ultimately, members of the MPSC will recognize the importance of authorizing base rate increases and improving various aspects of our rate design. These rate increases and rate design improvements, if approved, will aid the Company’s efforts to continue its financial turnaround.”

YEAR-TO-DATE RESULTS
For the nine months ended September 30, 2006, the Company’s net income available to common shareholders was $1.2 million (or $0.03 per basic share and diluted share), compared to a net loss available to common shareholders of $8.2 million (or $0.28 per basic share and diluted share) for the nine months ended September 30, 2005.

The primary factors that contributed to the increase in net income available to common shareholders for the nine months ended September 30, 2006, when compared to the same period in 2005, included: (i) a decrease in financing-related costs; and (ii) a decrease in property tax expense, partially offset by the impact of (a) a decrease in gas distribution margin, (b) an increase in operations and maintenance expenses, and (c) the $0.5 million of income from discontinued operations reflected in 2005 results.
The decrease in financing-related costs increased net income for the nine months ended September 30, 2006, by approximately $11.0 million when compared to the nine months ended September 30, 2005. Two charges included in the results for the nine months ended September 30, 2005, were significant contributors to the decrease in financing-related costs in 2006. These charges were $0.9 million debt extinguishment costs and a payment of approximately $8.2 million, which was associated with the repurchase of Convertible Preference Stock and certain Common Stock warrants in March 2005. In addition, lower average levels of outstanding debt and preferred securities during the nine months ended September 30, 2006, when compared to the same period of 2005, also contributed to the decrease in financing-related costs. The decrease in property tax expense, which increased net income for the nine months ended September 30, 2006 by approximately $1.1 million, was primarily the result of taxing jurisdictions in Michigan accepting the Company’s settlement offers related to outstanding property tax appeals.

Lower gas distribution margin decreased net income for the nine months ended September 30, 2006, by approximately $0.1 million when compared to the same period in 2005. Gas distribution margin decreased despite the positive impact of base rate increases in Michigan that became effective March 30, 2005, and the addition of new customers in both Michigan and Alaska. The primary factors that decreased gas sales margin were: (i) a decrease in volumes of gas sold due to warmer weather, energy efficiency improvements, and energy conservation by customers; (ii) an increase in lost and unaccounted-for gas expense; and (iii) the inclusion in 2005 results of margins from the sale of excess gas by the Company’s Gas Distribution Business to a third-party gas supplier in 2005 and the absence of a similar sale in 2006. The increase in operations and maintenance expense decreased net income by approximately $1.8 million during the nine months ended September 30, 2006, when compared to the nine months ended September 30, 2005. This increase was due primarily to increases in employee benefit costs and uncollectible customer accounts and a charge incurred in connection with a sublease entered into during the first quarter of 2006.

IMPACT OF WEATHER AND ENERGY CONSERVATION
Temperatures during the nine months ended September 30, 2006, were 12.4 percent warmer than normal in Michigan and 7.1 percent colder than normal in Alaska. During the nine months ended September 30, 2005, temperatures were 1.0 percent warmer than normal in Michigan and 6.6 percent warmer than normal in Alaska.
Many of the Company’s customers appear to be continuing their efforts to conserve energy by utilizing energy-efficient heating systems, insulation, alternative energy sources and other energy-saving devices. In addition, higher natural gas prices appear to have increased conservation efforts by customers, prompting them to “dial down” their thermostats. The Company estimates that in its Michigan service area, normalized average gas consumption during the first nine months of 2006 for all gas sales customers decreased by approximately 4.3 percent, when compared to the same period in 2005. In the Company’s Alaska service area, normalized average gas consumption during the first nine months of 2006 for all gas sales customers decreased by an estimated 3.6 percent, when compared to the same period in 2005.

The Company estimates that the combined variations from normal temperatures and decreases in normalized gas consumption decreased net income by approximately $2.9 million during the nine months ended September 30, 2006, and approximately $2.5 million during the nine months ended September 30, 2005.

OUTLOOK FOR 2006
The Company currently expects its 2006 net income available to common shareholders to be in the range of $0.20 to $0.26 per share. This earnings outlook, while unchanged from the prior quarter, reflects improved operating results attributable to the better-than-expected third quarter results and an expectation that the Company will experience reduced natural gas prices for the remainder of the year. Offsetting the improved operating results is a non-cash write-off of unamortized debt costs that will be recorded in the fourth quarter of 2006 as a result of the recently-announced refinancing and early retirement of certain long-term debt. The potential for this debt retirement was identified in prior 2006 quarterly earnings announcements, but was excluded from the prior earnings outlooks.
This earnings outlook assumes normal weather in the Company’s gas distribution markets for the remainder of 2006 and approximately $0.09 per share of non-cash amortization of issuance costs and basis adjustments relating to the Company’s debt, including $0.02 per share related to the write-off of unamortized debt issue costs in the fourth quarter as a result of the early retirement of debt.
Given the better-than-expected results for the third quarter of 2006, the Company expects EBITDA to be approximately $87 million for 2006. EBITDA represents earnings before dividends on Convertible Preferred Stock, interest, taxes, depreciation and amortization and is therefore a non-GAAP financial measure. EBITDA is reported here because the Company believes it is commonly used by investors as an indication of a company’s ability to incur and service debt.

While the Company believes EBITDA is a useful measure for investors, it is not a measure presented in accordance with generally accepted accounting principles in the U.S., or GAAP. The Company does not intend EBITDA to represent cash flows from operations as defined by GAAP. You should not consider EBITDA in isolation or as a substitute for net income, cash flows from operations or any other items calculated in accordance with GAAP. This calculation of EBITDA may or may not be consistent with that of other companies. Management views EBITDA as a liquidity measure and, therefore, the nearest GAAP measure is cash flow from operations. A reconciliation of the Company’s projected EBITDA to projected cash flow from operations is included in the attached statistics.

SEMCO ENERGY, Inc. distributes natural gas to more than 400,000 customers combined in Michigan, as SEMCO ENERGY GAS COMPANY, and in Alaska, as ENSTAR Natural Gas Company. It also owns and operates businesses involved in propane distribution, intrastate pipelines and natural gas storage.

The following is a “Safe-Harbor” statement under the Private Securities Litigation Reform Act of 1995. This release contains forward-looking statements that involve risks and uncertainties. Statements that are not historic facts, including statements about the Company’s outlook, beliefs, plans, goals and expectations, are forward-looking statements. Factors that may impact forward-looking statements include, but are not limited to, the effects of weather, the economic climate, competition, rising commodity prices and resulting increases in working capital requirements, changing conditions in the capital markets, regulatory approval processes and rate recovery mechanisms, gas procurement opportunities, compliance with covenants and success in accomplishing financing objectives, maintaining an effective system of internal controls, success in obtaining new business, success in defending claims against the Company, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.

SEMCO ENERGY, INC.
News Release Statistics (Unaudited)
(in thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005

Statement of Operations data

Operating revenues	$64,192	$62,310	$432,703	$384,503

Cost of gas sold	36,637	36,127	312,756	264,304
Operations and maintenance	17,713	17,784	56,911	54,025
Depreciation and amortization	7,201	7,094	21,568	21,219
Property and other taxes	2,505	3,039	7,735	9,403

Operating income (loss)	136	(1,734)	33,733	35,552

Other income and (deductions)
Interest expense	(10,270)	(10,712)	(31,000)	(32,648)
Debt extinguishment costs	-	(1,090)	-	(1,456)
Other	664	856	2,027	2,004
Total other income and (deductions)	(9,606)	(10,946)	(28,973)	(32,100)

Income tax (expense) benefit	3,582	4,750	(1,486)	(999)

Income (loss) from continuing operations	(5,888)	(7,930)	3,274	2,453

Income from discontinued operations, net of income taxes	-	538	-	538

Net income (loss)	(5,888)	(7,392)	3,274	2,991

Dividends on convertible cumulative preferred stock	649	947	2,103	2,044
Dividends and repurchase premium on convertible preference stock (a)	-	-	-	9,112

Net income (loss) available to common shareholders	$(6,537)	$(8,339)	$1,171	$(8,165)

Earnings per share - basic
Income (loss) from continuing operations	$(0.18)	$(0.29)	$0.03	$(0.30)
Net income (loss) available to common shareholders	$(0.18)	$(0.27)	$0.03	$(0.28)

Earnings per share - diluted
Income (loss) from continuing operations	$(0.18)	$(0.29)	$0.03	$(0.30)
Net income (loss) available to common shareholders	$(0.18)	$(0.27)	$0.03	$(0.28)

Average number of common shares outstanding
Basic	35,341	31,089	34,526	29,346
Diluted	35,341	31,089	34,764	29,346

Statement of Financial Position data at September 30, 2006

Total assets	$936,217
Cash and cash equivalents	1,599
Gas charge underrecovery	1,472
Gas charge overrecovery	8,324
Short-term notes payable	32,500
Current maturities of long-term debt	-
Long-term debt	442,171
Convertible cumulative preferred stock	45,618
Common shareholders' equity	205,741

(a)  The amount for the nine months ended September 30, 2005 includes a repurchase premium of $8,170,000 associated with the repurchase of Company's convertible preference stock from a private equity investor.

SEMCO ENERGY, INC.
News Release Statistics (Unaudited)
(dollars in thousands, except per share amounts and EBITDA reconciliation)

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005

Business Segment Information

Operating revenues
Gas Distribution	$62,394	$60,992	$426,822	$378,523
Corporate and Other	4,049	3,286	12,064	11,732
Reconciliation to Consolidated Financial Statements
Intercompany eliminations	(2,251)	(1,968)	(6,183)	(5,752)
Consolidated operating revenues	$64,192	$62,310	$432,703	$384,503

Operating income (loss)
Gas Distribution	$(931)	$(1,985)	$31,941	$34,701
Corporate and Other	1,067	251	1,792	851
Consolidated operating income	$136	$(1,734)	$33,733	$35,552

Depreciation and amortization expense
Gas Distribution	$6,874	$6,742	$20,578	$20,158
Corporate and Other	327	352	990	1,061
Consolidated depreciation and amortization expense	$7,201	$7,094	$21,568	$21,219

Gas Distribution Operating Statistics
Volumes sold (MMcf)	5,392	4,949	41,440	43,287
Volumes transported (MMcf)	12,767	14,015	40,042	41,593
Number of customers at end of period	408,405	402,819	408,405	402,819
Weather statistics:
Degree days
Alaska	1,010	886	6,841	6,051
Michigan	166	90	3,858	4,334
Percent colder (warmer) than normal
Alaska	13.9%	(.9)%	7.1%	(6.6)%
Michigan	(7.2)%	(54.1)%	(12.4)%	(1.0)%

Other information at September 30, 2006
Unused portion of bank credit facility	$87,250

Reconciliation of Forecasted EBITDA to Forecasted Cash Flow From Operations for the Forecasted Year Ended December 31, 2006
	(dollars in millions)
Forecasted EBITDA	$87
Forecasted interest expense	(41)
Forecasted income tax expense	(5)
Forecasted changes in assets and liabilities and other non-cash items	33
Forecasted cash flow from operations	$74